EXHIBIT 4.1

Amendments to Sections 6.2 and 6.4 of the Amended and Restated Bylaws of Harbin Electric, Inc.

“6.2 Certificates for Shares

(a) The Board may authorize the Corporation to issue some or all of its shares with or without certificates. Certificates representing shares of the Corporation shall be signed by any two of the President, Vice-President, Secretary or Treasurer as designated by the Board from time to time. Any certificate that is countersigned or otherwise authenticated by a transfer agent or transfer clerk, or by a registrar may have the facsimile of the officers’ signatures printed or lithographed up on the certificates in lieu of actual signatures. Certificates shall include on their face written notice of any restrictions that may be imposed on the transferability of such shares. All certificates shall be consecutively numbered or otherwise identified.

(b) The Board, from time to time, may authorize the issuance of some or all of the shares of the Corporation of any or all of its classes or series without certificates. (Such shares shall be known as ‘uncertificated shares’). Such authorization by the Board does not affect shares of the Corporation already represented certificates until they are surrendered to the Corporation. Within a reasonable time after the issue or transfer of such uncertificated shares, the Corporation shall send the shareholder a written statement of the information required by law and these Bylaws on certificates of shares of the Corporation.”

“6.4 Transfer of Shares

The transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation pursuant to authorization or document of transfer made by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney-in-fact authorized by power of attorney duly executed and filed with the Secretary of the Corporation. When shares are certificated shares, all certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificates for a like number of shares shall have been surrendered and canceled.”